Exhibit 99.1

A. H. Belo Corporation to Sell Providence Newspaper Operation
to New Media Investment Group Inc.

DALLAS and PROVIDENCE, RI - A. H. Belo Corporation (NYSE: AHC) announced today it has entered into a definitive asset purchase agreement under which a subsidiary of New Media Investment Group Inc. (New Media) will acquire substantially all of the assets which comprise the newspaper operations of The Providence Journal located in Providence, Rhode Island, including the production facility and related land, for $46 million in cash before usual closing costs. A. H. Belo will retain sponsorship of the defined benefit pension plan for Providence employees.
The 75 Fountain Street headquarters building, the downtown parking lots and the former Rhode Island Monthly / Sunday inserting building are not included in the transaction. A. H. Belo will continue to own and market these properties for sale. New Media is expected to lease the headquarters building and parking lots for one year after the close of the transaction, which is anticipated to occur in the third quarter subject to customary closing conditions. Stephens Inc. served as exclusive financial advisor to A. H. Belo on the transaction.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as businesses with expertise in emerging media and digital marketing. With a continued focus on extending our media platform, we are able to deliver news and information in innovative ways to new audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com, email invest@ahbelo.com.

A. H. Belo Corporation to Sell Providence Newspaper Operation to New Media Investment Group Inc.
July 22, 2014

Statements in this communication concerning A. H. Belo Corporation's (the “Company's”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, business initiatives, pension plan contributions and obligations, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company's Annual Report on Form 10-K, and in the Company's other public disclosures and filings with the Securities and Exchange Commission